Exhibit 10.20

January 13, 2006

Mr. H. LeRoux Jooste

9455 Bridgebrook Drive

Boca Raton, Fl 33496

Re:	Separation of Employment

Dear LeRoux:

As you know, Nabi Biopharmaceuticals (“Nabi”) has terminated your employment with Nabi effective February 28, 2006 (the “Effective Date”). This letter agreement (the “Agreement”) will confirm the details of your separation from Nabi.

1.	Services. From the date hereof through the Effective Date, you shall provide such services to Nabi as Nabi shall request.

2.	Resignation. You have resigned as an officer of Nabi, and as an officer or director of any of Nabi’s subsidiaries in which you may serve in that capacity, effective January 13, 2006.

3.	Severance. Provided that you do not revoke this Agreement as provided in Section 10 below and you comply with the other terms and provisions of this Agreement and with Sections 9 and 10 of your Employment Agreement, you shall receive Severance benefits of ten (10).

You hereby confirm that notwithstanding Section 8(D) of the Employment Agreement, your Option to purchase 160,000 shares of Nabi Common Stock granted pursuant to the option agreement dated December 20, 2004 shall expire and terminate on the Effective Date.

You should be aware of the potential characterization of Severance Pay as non-qualified deferred compensation under the American Jobs Creation Act. Notwithstanding that, Nabi has agreed with you to make a ten (10) month lump sum payment minus appropriate deductions to include health benefit premiums on March 10, 2006. The gross payment will be $253,666.67 and represents ten (10) months pay plus ten (10) months of auto allowance.

You should consult with your tax advisor to consider how the American Jobs Creation Act and the related regulations and other applicable tax laws affect your severance benefits.

During the period of your severance your health benefits will continue in the same manner as existed during your employment. You will be sent information to coordinate the appropriate COBRA requirements with this health benefits continuation.

4.	Non-Disparagement. You agree that you will not make any communication, oral or written, that disparages, criticizes or otherwise reflects adversely upon Nabi or any of its shareholders, employees, representatives and agents, past or present, except if testifying truthfully under oath pursuant to subpoena or other legal process. Nabi agrees to instruct its executive officers not to make any communication, oral or written, that disparages you.

5.	Release. For and in consideration of the representations of Nabi set forth herein, and intending to be legally bound, you hereby release Nabi and its subsidiaries and their respective shareholders, directors, officers, employees, representatives, and agents, past or present, and its and their respective successors and assigns, heirs, executors, and administrators, from any and all actions, suits, and claims which you ever had, now have, or which your heirs, executors or administrators may have, up to and including the date on which you execute this Agreement. Particularly, but without limitation, you release any claims arising from or relating in any way to your employment relationship or the termination of your employment relationship with Nabi, including any claims under any federal, state or local laws, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and the Family and Medical Leave Act, any common law contract or tort claims now or hereafter recognized, and all claims for legal fees and costs.

For the purposes of implementing a full and complete release of claims, you expressly acknowledge that this Agreement is intended to include, without limitation, all claims described in this Section 5 herein, whether known or unknown, and that this Agreement contemplates the extinction of all such claims. You expressly waive any right to assert after signing this Agreement that any such claim has, through ignorance or oversight, been omitted from the scope of the Agreement.

Nothing contained in this Section 5 shall affect your right to indemnification for any period while you were serving as an officer of Nabi.

6.	Governing Law. This Agreement shall be subject to and governed by and in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

7.	Interpretation. Neither the fact that this offer for severance has been made or that this Agreement has been entered into, nor any provisions of this Agreement, shall be construed as an admission by Nabi or any of its shareholders, agents, employees, or representatives, past or present, or by you that it or they or you violated any law or regulation or any other legal or equitable obligation it or they or you have or ever had to each other.

8.	No Obligation to Re-employ. You agree that Nabi is under no obligation to rehire or re-employ you in the future.

9.	Return of Property. You agree to return to Nabi on or before the Effective Date all property of Nabi used or obtained by you in connection with your employment that is in your possession or control.

10.	Revocation. You have the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand-delivery or fax to William E. Vandervalk, Vice President, Human Resources, Nabi Biopharmaceuticals, 5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487 (Fax No. 561.989.5874). In the event of such revocation, you shall not be entitled to receive the severance benefits set forth above.

11.	Amendment. This Agreement cannot be amended orally or by any course of conduct or dealing and may only be amended or any of its provisions waived by a written agreement signed by you and Nabi.

12.	Entire Agreement. When accepted by you, this Agreement and Sections 9, 10, 11 and 12 of the Employment Agreement set forth the entire agreement between you and Nabi and fully supersede any and all prior agreements or understandings between you and Nabi pertaining to the subject matter thereof.

13.	Nabi Representation. Nabi represents that as of the date hereof, none of its executive officers knows of any claims or causes of action of whatever kind or nature that Nabi has against you that arise on or before the date hereof.

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and returning it to be received by me, on or before February 6, 2006, during which time you are advised to consult with an attorney. In the event that you fail to execute and return this Agreement to me, on or before the close of business February 6, 2006, this Agreement will be of no further force and effect, and neither you nor Nabi will have any rights or obligations hereunder.

Sincerely,

/s/ Joseph S. Johnson
Senior Vice-President People, Process & Technology

cc:	Payroll/Human Resources

I expressly agree to accept the Severance Agreement set forth above and verify that I am entering this Agreement knowingly and voluntarily, without any coercion or duress. I acknowledge that I was given adequate time to review this letter and that I was advised to obtain legal advice from an attorney regarding its terms. I understand the contents of this Agreement, and agree to all its terms and conditions including the release of all claims contained in Section 5.

Date: January 17, 2006	Signed:	/s/ LeRoux Jooste